Exhibit 99.1

        PRESS RELEASE

For Immediate Release	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2026 RESULTS

HOUSTON —February 3, 2026 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the first quarter Fiscal 2026 ended December 31, 2025. All comparisons are to the first quarter Fiscal 2025, unless otherwise noted.

First Quarter Key Highlights:
•Revenues of $251 million increased 4%;
•Gross profit of $71 million, or 28.4% of revenue, increased 20%;
•Net income of $41 million, or $3.40 per diluted share, increased 19%;
•New orders(1) totaled $439 million, an increase of 63%;
•Backlog(2) as of December 31, 2025 totaled $1.6 billion, an increase of 16%;
•Cash and short-term investments as of December 31, 2025 totaled $501 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Ongoing levels of solid project execution drove a strong start to our fiscal year, as we delivered a gross margin of 28.4% despite the typical seasonality and lower volumes that define our first quarter. We also experienced high levels of order activity across most of the markets we serve, as the $439 million of awards booked was the highest quarterly total in over two years and led to a book-to-bill ratio of

1.7. Activity in our Commercial & Other Industrial market has accelerated considerably, as this market accounted for almost one-half of our awards in the quarter, and the average project size that we are pursuing and winning has grown substantially, highlighted by our first megaproject(3) order in the data center end market. Also, we won a very large LNG award to support a project along the U.S. Gulf Coast, as this market continues to exhibit favorable dynamics. Overall, our fiscal year is off to a great start, and our results continue to demonstrate both the breadth of investment in electrical infrastructure, as well as Powell’s unique ability to deliver engineered-to-order solutions.”

First Quarter Fiscal 2026 Results
Revenues totaled $251.2 million, an increase of 4% compared to $241.4 million in the prior year, and a sequential decline of 16% compared to $298.0 million in the fourth quarter of Fiscal 2025. The growth compared to the prior year was driven by higher revenue levels from the Electric Utility and Oil & Gas markets, which increased by 35% and 2%, respectively, partially offset by lower revenue levels in the Petrochemical and Commercial & Other Industrial markets, which declined by 31% and 8%, respectively. The sequential decline was consistent with typical seasonality in the business and fewer working days.
Gross profit of $71.4 million, or 28.4% of revenue, increased 20% compared to $59.5 million, or 24.7% of revenue, in the prior year and decreased sequentially by 24% compared to $93.5 million, or 31.4% of revenue, in the fourth quarter of Fiscal 2025. The improvement compared to the prior year was primarily due to favorable volume leverage and strong project execution, while continuing to operate in a stable pricing environment. The sequential decline was the result of the seasonality compared to the fourth quarter of Fiscal 2025.
New orders totaled $439 million compared to $269 million in the prior year and $271 million in the fourth quarter of Fiscal 2025. The increases were driven primarily by higher bookings in the Commercial & Other Industrial sector, which included an approximately $75 million order supporting the data center end market – the Company’s first megaproject booking in data centers. In total, data center orders during the quarter were well in excess of $100 million. The Company was also awarded an LNG megaproject order during the quarter to support the liquefaction and export of LNG along the U.S. Gulf Coast.

Backlog totaled $1.6 billion as of December 31, 2025, an increase of 14% compared to backlog as of September 30, 2025, and an increase of 16% compared to backlog as of December 31, 2024.
Net income of $41.4 million, or $3.40 per diluted share, increased 19% compared to $34.8 million, or $2.86 per diluted share, in the prior year and declined 20% compared to $51.4 million, or $4.22 per diluted share, in the fourth quarter of Fiscal 2025.

OUTLOOK
Commenting on the Company's expectations for Fiscal 2026, Cope added, “Our outlook for each of our major markets remains very encouraging. The growing demand for electrical energy and the response from our Electric Utility customers has continued to support very strong order activity which we expect will sustain itself for the foreseeable future. At the same time, we are beginning to see higher activity levels within the LNG market after what was a period of subdued order activity for much of 2024 and early 2025. We continue to believe that the favorable economics of the U.S. natural gas market will continue to drive international demand for domestic LNG exports as well as favorable market conditions conducive to sustained order activity for Powell. Lastly, the rapid pace of data center development and AI investment is leading to larger and more numerous opportunities for Powell in our Commercial & Other Industrial market, demonstrated by the growing market opportunity for our medium-voltage switchgear product to handle the power demands of larger data centers with greater computing power.”
Michael Metcalf, Powell’s Chief Financial Officer, commented, “Our first quarter supports our continued confidence in our ability to deliver another year of solid financial results in Fiscal 2026, including a gross margin that is expected to sustain the performance achieved in the prior year. Our backlog is well-balanced, the pricing environment remains stable, and the broader Powell team continues to execute projects effectively and efficiently. With a very strong cash balance and no debt, we are well-positioned to continue to create value for our customers, employees, and shareholders alike.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 4, 2026 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell

Industries conference call. A telephonic replay of the conference call will be available through February 11, 2026 and may be accessed by calling 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and using passcode 7746770#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

About Powell Industries
Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment. Powell Industries, Inc. primarily serves the oil and gas and petrochemical markets, the electric utility market, and commercial and other industrial markets. Beyond these major markets, we also provide products and services to the light rail traction power market and other markets that include universities and government entities. We are continuously developing new channels to electrical markets through original equipment manufacturers and distribution market channels. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release, including those related to our outlook, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials, the impact of tariffs and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2025	2024
(In thousands, except per share data)
	(Unaudited)

Revenues	$251,184	$241,431
Cost of goods sold	179,766	181,907
Gross profit	71,418	59,524

Selling, general and administrative expenses	25,158	21,476
Research and development expenses	3,267	2,476
Amortization of intangible assets	222	—
Operating income	42,771	35,572

Other expenses (income):
Interest income, net	(4,265)	(3,865)
Income before income taxes	47,036	39,437
Income tax provision	5,646	4,674
Net income	$41,390	$34,763

Earnings per share:
Basic	$3.42	$2.89
Diluted	$3.40	$2.86

Weighted average shares:
Basic	12,109	12,037
Diluted	12,163	12,152

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,149	$1,755
Capital Expenditures	$2,029	$2,189
Dividends Paid	$3,235	$3,185

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	September 30, 2025
(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$500,843	$475,527

All other current assets	419,243	456,189

Property, plant and equipment, net	111,832	111,049

Long-term assets	62,450	66,219

Total assets	$1,094,368	$1,108,984

Liabilities and equity:

Current liabilities	$401,626	$446,387

Deferred and other long-term liabilities	23,856	21,827

Stockholders’ equity	668,886	640,770

Total liabilities and stockholders’ equity	$1,094,368	$1,108,984

SELECTED FINANCIAL DATA:

Working capital(4)	$518,460	$485,329

(1)New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).
(2)The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.
(3)A megaproject is defined as a project with a contract value exceeding $50 million.
(4)Working capital is equal to current assets (including cash and short-term investments) minus current liabilities.